Non-COMPETITION AND RESTRICTIVE COVENANT AGREEMENT

This NON-COMPETITION AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), is made and entered into as of June 29, 2015, between Citrus Extracts II, LLC, a Florida limited liability company (together with its subsidiaries and affiliates, the “Company”), and Steven L. Sample, a Florida resident (“Sample”).

WHEREAS, the execution and delivery of this Agreement by the Company and Sample is a condition to the closing of the transaction contemplated by the Asset Purchase Agreement dated as of the date hereof, by and among the Company, Citrus Extracts Transport Services, LLC, Citrus Extracts, Inc. (“CEI”), Acacia Transport Services, Inc. (“ATS”) and Acacia Diversified Holdings, Inc. (“ADH”) (the “Purchase Agreement”).

WHEREAS, Sample has acquired, through his ownership of ADH (the parent company of ATS and CEI) and his relationship as a director, officer and/or employee of ADH, CEI and CTS, intimate knowledge regarding the business, customers, suppliers, information and processes of or relating to the Company.

WHEREAS, Sample will benefit from the closing of the transactions contemplated in the Purchase Agreement, which benefits constitute adequate and sufficient consideration for the covenants and obligations made in this Agreement.

WHEREAS, Sample and the Company desire to enter into this Agreement on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the covenants and promises contained herein, and given pursuant to the Purchase Agreement, the parties hereto agree as follows:

1.      ACKNOWLEDGEMENT; INCORPORATION OF RECITALS. Sample hereby acknowledges receipt of adequate and sufficient consideration from the Company for the covenants and agreements made in this Agreement. The recitals set forth above are, by this reference, incorporated into and deemed a part of this Agreement.

2.      NON-COMPETE AND NON-SOLICITATION

(a)    Non-Competition. During the Restricted Term, Sample agrees that neither he nor any of his Related Persons will, in any manner, anywhere in the Restricted Territory, directly or indirectly, on behalf of himself or any other Person other than the Company, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business; provided, however, that Sample’s ownership of, investment in, management, control or operation of, financing of, employment with or rendering of services to Persons engaged in the production of products directly produced as a result of the systems and methods claimed in US Patent No. 8,017,171 and US Patent No. 8,383,186 and/or the claims of US Patent Application No. 13/765,310 as of the date hereof (the “Excluded Activities”), or the transportation by truck of raw citrus peel to be used for such Excluded Activities, shall not be deemed a violation of the restrictions set forth in this Section 2(a).

(b)   Non-Solicitation. During the Restricted Term, Sample agrees that neither he nor his Related Persons, in any manner, anywhere in the Restricted Territory, directly or indirectly, on behalf of himself or any other Person will (i) solicit the business of any Person who is a customer or potential customer of the Company for the products or services then sold by the Company in any manner that could be likely to result in such Person curtailing or canceling any business or contracts that such Person has with the Company or in any way interfere with the relationship between the Company and such Person; (ii) cause, induce or attempt to cause or induce any actual or potential customer, supplier, employee, consultant or other business relation of the Company to cease doing business with the Company, to deal with any competitor of the Company, or in any way interfere with its relationship with the Company; or (iii) hire, employ, engage, retain or attempt to hire, employ, engage or retain any employee or independent contractor of the Company or in any way interfere with the relationship between the Company and any of its employees or independent contractors.

3.      CONFIDENTIAL INFORMATION.

(a)    Confidential Information; Restriction. Sample recognizes and acknowledges that certain assets of the Company, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, potential acquisition or joint venture candidates and trade secrets which may have been made available to Sample, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, and which gives the Company a competitive advantage over other individuals or companies which do not have access to this information (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Company. Sample acknowledges that the Company is the owner of the Confidential Information and agrees not to dispute, contest or deny any such ownership rights of the Company. Sample shall not use, divulge, reproduce, distribute, reverse engineer or disclose (in any way or in any manner) any Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Sample of his confidentiality obligations hereunder. Sample agrees to take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person; agrees not to transport or cause to be transported the Confidential Information outside the premises of the Company, except as necessary or desired to carry out Sample’s duties as prescribed by the Company; agrees not, without the Company’s express authorization, to participate directly or indirectly in the development, marketing, sale, licensing or other exploitation of software or other products or services which embody or are derived from Confidential Information; and agrees that in the event Sample becomes aware that any Person is taking or threatens to take any action which would compromise the Confidential Information or violate any of the foregoing provisions were that Person subject to the provisions of this Section 3, promptly advise the Company of all facts concerning such action or threatened action. Sample expressly agrees that the disclosures prohibited hereby include disclosure of similarities or possible similarities between the Confidential Information and the work product of another person or company.

(b)   Protective Order. In the event that Sample is required to disclose any Confidential Information pursuant to an order, regulation, ruling, governmental request, summons or subpoena, Sample shall promptly notify the Company of such pending disclosure and reasonably cooperate in assisting the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information.

(c)    Cooperation. Sample agrees to reasonably cooperate with the Company in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Sample has knowledge of relevant facts or issues. Sample shall be promptly reimbursed reasonable out-of-pocket expenses incurred by him due to his cooperating with the prosecution or defense of any litigation for the Company as applicable, including but not limited to reasonable attorney’s fees incurred in the furtherance of those actions, provided that he provides the Company with reasonable documentation of such expenses.

4.      ASSIGNMENT. Sample hereby assigns and transfers to the Company any right, title or interest in any inventions, designs, discoveries, works of authorship, creations, ideas, developments, improvements, trade secrets (including, without limitation, trade secrets relating to the Emulsion System or CitraBlend Peel Proceeding System) or software relating to the Business (collectively, “Inventions”), that Sample may have as of the date hereof or may have acquired on or before the date hereof, in whole or in part. This obligation is limited to any Inventions that relate to the Company’s Business or demonstrably anticipated business, whether or not the Inventions were created, originated, developed or conceived of by Sample solely or jointly with others and whether or not the Inventions are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws. Sample hereby transfers Sample’s rights in such Inventions free of all encumbrances and restrictions, and will promptly take any action, including executing and delivering any documentation, deemed necessary by the Company to effectuate the transfer or prosecution of ownership rights in the United States and any other country as the Company may request. Sample acknowledges and agrees that the Inventions will be considered part of the Confidential Information.

5.      INJUNCTIVE RELIEF; REMEDIES. Sample acknowledges and agrees that any breach or threatened breach by Sample of Section 2, Section 3 or Section 4 of this Agreement will cause irreparable harm and continuing damages to the Company and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other remedies that may be available to the Company at law or in equity in such event, the Company shall be entitled to seek and obtain, from any court of competent jurisdiction, an injunction or injunctions, without bond or other security and without having to show that money damages will be inadequate or impossible to determine, enjoining and restricting the breach or threatened breach. Sample acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Sample.

6.      SEVERABILITY AND JUDICIAL MODIFICATION. If any clause, term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement and the application of such clause, term or provision to persons or circumstances other than those to which it is invalid and unenforceable, shall not be affected thereby, and each clause, term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. If any court of competent jurisdiction refuses to enforce any clause, term, or provision of this Agreement as written, the other clauses, terms, and provisions shall stand, and the court shall modify the clause, term, or provision at issue to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified.

7.      GENERAL.

(a)    Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing, executed by the party against whom enforcement of such waiver is sought, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

(b)   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties may deliver an executed copy of this Agreement or any other document contemplated by this Agreement by facsimile or other electronic transmission to the other parties, and such delivery will have the same force and effect as the delivery of an original signed copy of this Agreement or such other document.

(c)    Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida applicable to agreements made and to be performed wholly within such jurisdiction, without regard to principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally waives any and all right to trial by jury of any claim or cause of action in any suit arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such lawsuit in which a jury trial has been waived with any other lawsuit in which a jury trial cannot or has not been waived.

(d)   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Sample and the Company to express their mutual intent, and no rule of strict construction will be applied against Sample or the Company.

(e)    Headings. The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

8.      DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

“Business” means the business of acquiring and processing raw citrus peel into dehydrated citrus ingredients products, milling dehydrated citrus ingredient products, and/or transporting raw citrus peel by truck, including all processes, systems and technology.

“Control” of an entity includes service as a director, officer, partner, manager, executor or trustee (or in a similar capacity) or beneficial ownership of 10% or more of the outstanding equity (or the right to vote or receive profits, dividends or distributions).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated organization, association, joint venture or other entity or a governmental body.

“Related Person” –

(a)             in the case of a natural person, each member of such Person’s immediate family, by blood or by marriage, including spouses, parents, step-parents, siblings, children, and step-children;

(b)            any Person that, directly or indirectly Controls, is Controlled by or is under common Control with, a Person.

“Restricted Term” means the period commencing on the date hereof and ending five (5) years thereafter.

“Restricted Territory” means anywhere in the United States.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Non-Compete and Restrictive Covenant Agreement to be duly executed as of the date and year first above written.

CITRUS EXTRACTS II, LLC

By: /s/ Alan Koch
Name: Alan Koch

Its: Co-Manager

STEVEN L. SAMPLE

/s/ Steven L. Sample
Steven L. Sample

Address:

Ocala, Florida

[Signature Page to Non-Competition and Restrictive Covenant Agreement]